Filed Pursuant to Rule 433
Registration No. 333-262855
November 8, 2024
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated November 6, 2024)

Issuer:	Georgia Power Company (the "Company")
Security:	Series 2024C Floating Rate Senior Notes due November 15, 2074 (the "Series 2024C Senior Notes")
Expected Ratings:*	A3(Positive)/A(Stable)/A(Positive) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$117,087,000
Initial Public Offering Price:	100%
Maturity Date:	November 15, 2074
Interest and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in the Preliminary Prospectus Supplement), minus 0.35%, calculated quarterly, and payable on February 15, May 15, August 15 and November 15 of each year, beginning February 15, 2025
Optional Redemption:
On or after November 15, 2054, the Company may redeem the Series 2024C Senior Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on November 15 as set forth below:

	Twelve-Month Period Beginning on	Redemption Price
	November 15, 2054	105.00%
	November 15, 2055	104.50%
	November 15, 2056	104.00%
	November 15, 2057	103.50%
	November 15, 2058	103.00%
	November 15, 2059	102.50%
	November 15, 2060	102.00%
	November 15, 2061	101.50%
	November 15, 2062	101.00%
	November 15, 2063	100.50%
	November 15, 2064	100.00%
	and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date

Repayment at Option of Holder:
The Series 2024C Senior Notes will be repayable at the option of a holder of the Series 2024C Senior Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

	Repayment Date	Repayment Price
	November 15, 2025	98.00%
	May 15, 2026	98.00%
	November 15, 2026	98.00%
	May 15, 2027	98.00%
	November 15, 2027	98.00%
	May 15, 2028	98.00%
	November 15, 2028	98.00%
	May 15, 2029	98.00%
	November 15, 2029	98.00%
	May 15, 2030	99.00%
	November 15, 2030	99.00%
	May 15, 2031	99.00%
	November 15, 2031	99.00%
	May 15, 2032	99.00%
	November 15, 2032	99.00%
	May 15, 2033	99.00%
	November 15, 2033	99.00%
	May 15, 2034	99.00%
	November 15, 2034	99.00%
	May 15, 2035	99.00%
	November 15, 2035	100.00%
	and on November 15 of every second year thereafter, through and including November 15, 2071, at 100% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date
Format:	SEC Registered
Denominations:	$1,000 and integral multiples of $1,000
CUSIP/ISIN:	373334 KX8/US373334KX80
Trade Date:	November 8, 2024
Expected Settlement Date:	November 13, 2024 (T+2)
Joint Book-Running Managers:	Morgan Stanley & Co. LLC RBC Capital Markets, LLC UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-5579, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, RBC Capital Markets, LLC toll free at 1-866-375-6829 or UBS Securities LLC toll free at 1-888-827-7275.